CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2015 relating to the financial statements and financial highlights which appears in the June 30, 2015 Annual Report to Shareholders of the Nuveen NWQ Global Equity Fund and Nuveen NWQ Global Equity Income Fund (each a series of Nuveen Investment Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
July 5, 2016